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                                                                  Exhibit 11.1

              Wilsons The Leather Experts Inc. and Subsidiaries
                        Computation of Per Share Loss
                  (In Thousands, Except Per Share Amounts)



                                             Thirteen            Thirty-nine
                                               Weeks                Weeks
                                               Ended                Ended
                                          November 1, 1997    November 1, 1997
                                          ----------------    ----------------

Weighted average number of issued
 shares outstanding                           9,532               8,703

Effect of:
     1996 Stock Option Plan                     109                 101
     Melville Warrant to purchase
       common stock                           1,276               1,269
                                           --------            --------

Weighted average shares outstanding          10,917              10,073
                                           ========            ========

Net loss                                   $ (5,889)           $(25,733)
                                           ========            ========

Net loss per common share                  $  (0.54)           $  (2.55)
                                           ========            ========